Consent of Independent Auditors


           We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Cellular Technical Services Company, Inc. for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our report dated March 5, 1997, with respect to the financial statements and schedules of Cellular Technical Services Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG LLP


Seattle, Washington
April 7, 1997